AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WABCO HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	20-8481962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Chaussee de Wavre, 1789

1160 Brussels, Belgium

One Centennial Ave, P.O. Box 6820

Piscataway, NJ 08855-6820

(Address of Principal Executive Offices)

WABCO Holdings Inc. 2009 Omnibus Incentive Plan

(Full title of the plan)

Alfred Farha

Chief Legal Officer and Secretary

WABCO Holdings Inc.

Chaussee de Wavre, 1789

1160 Brussels, Belgium

32-2-663-9-800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share (3)	5,000,000 shares	$16.50	$82,500,000	$4,603.50

(1)	Represents shares of common stock issuable under the WABCO Holdings Inc. 2009 Omnibus Incentive Plan dated May 28, 2009 (the “2009 Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares that may become issuable under the 2009 Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the 2009 Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low prices for the Common Stock of the registrant on the New York Stock Exchange on June 3, 2009.
(3)	Includes preferred stock purchase rights which initially attach to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

EXPLANATORY NOTE

This Registration Statement relates to 5,000,000 shares of Common Stock, par value $0.01 per share, of WABCO Holdings Inc. which have been reserved for issuance under the 2009 Plan. Upon approval of the 2009 Plan by shareholders on May 28, 2009, the 2009 Plan replaced the WABCO Holdings Inc. 2007 Omnibus Incentive Plan (the “Prior Plan”) for purposes of stock and incentive awards made thereafter. 10,000,000 shares were reserved for issuance under the Prior Plan and were previously registered on Form S-8 (File No. 333-144906). 100,000 shares available for grants not made under the Prior Plan, as well as shares that become available under the terms of the Prior Plan, including shares subject to awards which are forfeited, settle for cash, expire or otherwise terminate without issuance of the shares, are available for issuance under the 2009 Plan and are being carried forward and are deemed covered by this Registration Statement. Pursuant to General Instruction E of Form S-8, no additional registration fee is due with respect to the shares previously registered in connection with the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the 2009 Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by WABCO Holdings Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Commission on February 24, 2009;

(b)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Commission on May 7, 2009;

(c)	The registrant’s Current Reports on Form 8-K, as filed with the Commission on March 24, 2009; April 2, 2009; April 27, 2009; and June 3, 2009; and

(d)	The description of the registrant’s Common Stock contained in Exhibit 99.1 to the Form 8-K filed on July 20, 2007, including any amendment or report filed for the purpose of updating such description.

All documents the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Set forth below is a description of certain provisions of the Company’s Amended and Restated Articles of Incorporation and Delaware law, as such provisions relate to the indemnification of the Company’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Company’s Amended and Restated Articles of Incorporation and Delaware law.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation – a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or by reason of the fact that the director or officer is or was serving, at the Company’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. The Company will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the Company’s best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the Company. Any amendment of this provision will not reduce the Company’s indemnification obligations relating to actions taken before an amendment.

The Company intends to obtain policies that insure the Company’s directors and officers and those of the Company’s subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Certain of the following exhibits, designated with an asterisk (*) are filed herewith as a part of this Registration Statement. The exhibits not so designated have been previously filed by the registrant with the Commission and are incorporated herein by reference to the documents indicated in brackets, following the descriptions of such exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

3.2	Amended and Restated By-Laws of WABCO Holdings Inc. (previously filed as Exhibit 3.2 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.1	Rights Agreement between WABCO Holdings Inc. and The Bank of New York, dated as of July 16, 2007 (previously filed as Exhibit 4.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.2	Certificate of Designation of Junior Participating Cumulative Preferred Stock (previously filed as Exhibit 4 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

5.1	Opinion of McDermott Will & Emery LLP.*

10.1	WABCO Holdings Inc. 2009 Omnibus Incentive Plan.*

23.1	Consent of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brussels, Belgium on June 9, 2009.

WABCO HOLDINGS INC.

By:	/s/ Alfred Farha
Name:	Alfred Farha
Its:	Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of WABCO Holdings Inc. whose signature appears below hereby appoints Ulrich Michel and Alfred Farha, and each of them individually, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this Registration Statement, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable WABCO Holdings Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/s/ Jacques Esculier Jacques Esculier	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2009

/s/ Ulrich Michel Ulrich Michel	Chief Financial Officer (Principal Financial Officer)	June 9, 2009

/s/ Todd Weinblatt Todd Weinblatt	Vice President and Controller (Principal Accounting Officer)	June 9, 2009

/s/ James Hardymon James Hardymon	Director	June 9, 2009

/s/ G. Peter D’Aloia G. Peter D’Aloia	Director	June 9, 2009

/s/ John F. Fiedler John F. Fiedler	Director	June 9, 2009

/s/ Dr. Juergen Gromer Dr. Juergen Gromer	Director	June 9, 2009

/s/ Kenneth J. Martin Kenneth J. Martin	Director	June 9, 2009

/s/ Michael T. Smith Michael T. Smith	Director	June 9, 2009

/s/ Donald J. Stebbins Donald J. Stebbins	Director	June 9, 2009

EXHIBIT INDEX

Certain of the following exhibits, designated with an asterisk (*) are filed herewith as a part of this Registration Statement. The exhibits not so designated have been previously filed by the registrant with the Commission and are incorporated herein by reference to the documents indicated in brackets, following the descriptions of such exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

3.2	Amended and Restated By-Laws of WABCO Holdings Inc. (previously filed as Exhibit 3.2 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.1	Rights Agreement between WABCO Holdings Inc. and The Bank of New York, dated as of July 16, 2007 (previously filed as Exhibit 4.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.2	Certificate of Designation of Junior Participating Cumulative Preferred Stock (previously filed as Exhibit 4 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

5.1	Opinion of McDermott Will & Emery LLP.*

10.1	WABCO Holdings Inc. 2009 Omnibus Incentive Plan.*

23.1	Consent of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).